Exhibit (e)(9)

ERIC SALUS AGREEMENT (2008)

THIS AGREEMENT, dated as of October 8, 2008 (the “Effective Date”), is between ASHWORTH, INC., a Delaware corporation and its successors or assignees (“Ashworth”), and ERIC SALUS, an individual (“Mr. Salus”).

1.  ENGAGEMENT OF SERVICES. Ashworth is engaging the services, advice, expertise and counsel of Mr. Salus on operational issues as specified by the Board of Directors. Mr. Salus agrees to provide such services at the Company’s headquarters in Carlsbad, California and/or at such other locations as Mr. Salus may choose for at least fifteen (15) working days (including partial days which may be aggregated to equal a full day) and his consulting engagement hereunder shall continue until October 25, 2008; provided, however, that the parties acknowledge and agree that Mr. Salus has already provided consulting services to Ashworth since September 25, 2008, and Mr. Salus shall accordingly be credited for the same in satisfying the fifteen (15) day service requirement. Ashworth will make its employees, facilities and equipment reasonably available to Mr. Salus in order for him to perform his duties under this Agreement. Mr. Salus may not subcontract or otherwise delegate or assign his obligations under this Agreement without Ashworth’s prior written consent.

2.  COMPENSATION. In view of the time commitments associated with his duties under this Agreement, Mr. Salus shall be compensated for all services under this Agreement with a cash retainer of $30,000, payable on the earlier of October 25, 2008 and the date that Ashworth experiences a “Change in Control.” As used herein, “Change of Control” shall have the meaning given it in Exhibit A attached hereto and incorporated by this reference. The foregoing cash compensation will be in addition to, and not in lieu of, any and all cash compensation paid to Mr. Salus for his continuing service on the Board of Directors.

Mr. Salus will promptly (out in any event within thirty (30) calendar days) be reimbursed for reasonable out-of-pocket expenses incurred in connection with the performance of services under this Agreement provided Mr. Salus submits verification of such expenses as Ashworth may reasonably require.

3.  NON-EXECUTIVE BOARD MEMBER. Mr. Salus’s relationship with Ashworth will be that of a non-executive board member and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Mr. Salus will not be entitled to any of the benefits that Ashworth may make available to its employees, such as group insurance, profit-sharing, vacation or retirement benefits. Mr. Salus will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to his performance of services and receipt of fees under this Agreement. Ashworth will report amounts paid to Mr. Salus by filing Form 1099-MISC with the Internal Revenue Service as required by law. Because Mr. Salus is a non-executive board member, Ashworth will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions; or obtain worker’s compensation insurance on Mr. Salus’s behalf. Mr. Salus agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Mr. Salus, his agents or employees under this Agreement. Mr. Salus hereby agrees to indemnify and defend Ashworth against any and all such taxes or contributions, including penalties and interest.

4.  NO CONFLICT OF INTEREST. Mr. Salus agrees during the term of this Agreement not to accept work or enter into a contract or accept an obligation, inconsistent or incompatible with Mr. Salus’s obligations under this Agreement or the scope of his duties rendered for Ashworth. Mr. Salus warrants that there is no existing contract or duty on Mr. Salus’ part that may conflict with the terms of this Agreement or the performance thereof.

5. GENERAL PROVISIONS.

5.1  Governing Law.  This Agreement will be governed and construed in accordance with the internal laws of the State of California. Mr. Salus hereby expressly and irrevocably consents to the personal jurisdiction of the state and federal courts located in San Diego County or Orange County, California for any lawsuit filed arising from or related to this Agreement and any suit arising from this Agreement shall be brought in those courts.

5.2  Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.3  Counterparts. Facsimile transmission of any signed original of this Agreement will be deemed the same as delivery of an original. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and each of which together shall be deemed one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representative as of the Effective Date.

ASHWORTH, INC.	ERIC SALUS

By: /s/ Michael S. Koeneke	By: /s/ Eric Salus
Name: Michael S. Koeneke	Eric Salus
Title: Chairman

Exhibit A

As used in this Agreement, the phrase “Change in Control” shall mean:

(a)  Except as provided by subparagraph (c) hereof, the acquisition (other than from Ashworth) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, Ashworth or its subsidiaries, or any executive benefit plan of Ashworth or its subsidiaries which acquires beneficial ownership of voting securities of Ashworth), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of either the then outstanding shares of common stock or the combined voting power of Ashworth’s then outstanding voting securities entitled to vote generally in the election of directors; or

(b)  Individuals who, as of the date hereof, constitute the Board of Directors of Ashworth (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Ashworth, Provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Ashworth’s stockholders, is or was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of Ashworth, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(c)  Approval by the stockholders of Ashworth of a reorganization, merger or consolidation with any other person, entity or corporation, other than

(i)  a merger or consolidation which would result in the voting securities of Ashworth outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than fifty percent (50%) of the combined voting power of the voting securities of Ashworth or such other entity outstanding immediately after such merger or consolidation, or

(ii)  a merger or consolidation effected to implement a recapitalization of Ashworth (or similar transaction) in which no person acquires forty percent (40%) or more of the combined voting power of Ashworth’s then outstanding voting securities; or

(d)  Approval by the stockholders of Ashworth of a plan of complete liquidation of Ashworth or an agreement for the sale or other disposition by Ashworth of all or substantially all of Ashworth’s assets.